                                                                     EXHIBIT 5.1

                     [Weil Gotshal & Manges LLP Letterhead]

                                October 29, 1997

Berg Electronics Corp.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105

Ladies and Gentlemen:

     We have acted as counsel to Berg Electronics Corp., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed offering of up to 9,537,467 shares of common stock, par value $0.01 per share, of the Company, held by certain existing stockholders (the "Secondary Shares"), and up to 953,747 shares of common stock issuable upon exercise of the overallotment option granted by the Company to the Underwriters (the "Over-Allotment Shares"). Capitalized terms defined in the Registration Statement and used but not otherwise defined herein are used herein as so defined.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, as amended (the "Charter"), and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          2. The Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          3. The Over-Allotment Shares have been duly authorized and, when issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement following approval by the Pricing Committee of the Board of Directors of the Company of the final terms of the offering, will be validly issued, fully paid and non-assessable.

     The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                            Very truly yours,

                                             /s/ WEIL, GOTSHAL & MANGES LLP

                                            ------------------------------------